Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Francis M. Rowan
Linens ‘n Things
(973) 815-2929
frowan@lnt.com

Linens ‘n Things Reports Fourth Quarter and Full Year 2007 Financial Performance

Clifton, NJ — March 20, 2008 — Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer known as “Linens ‘n Things,” today reported its financial results for the fourth quarter and fiscal year ended December 29, 2007.

As previously announced, the Company reported total net sales of $962.9 million for the quarter, a 0.6% increase over the same quarter in 2006.  This increase in net sales resulted from the opening of new stores, partially offset by a comparable store sales decline of (1.0)% for the quarter.  For the prior year period, the Company reported a comparable store sales decrease of (0.2)%.  During the holiday shopping season between November 23, 2007 (i.e., Black Friday) and December 29, 2007, the Company generated comparable store sales growth of 0.9%.  For the quarter, comparable store sales performance among product categories was more balanced than in previous quarters.  However, consistent with prior trends, the housewares category outperformed textiles and home décor during the period.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization.  As part of its reporting, it also presents Adjusted EBITDA, which excludes the impact of transaction expenses from the February 2006 acquisition of Linens ‘n Things, Inc., and other non-recurring or non-cash expenses, and normalizes occupancy costs for certain purchase accounting and rent-related adjustments.  For the quarter, the Company generated Adjusted EBITDA of $15.3 million compared to Adjusted EBITDA of $58.1 million in the fourth quarter of 2006. The decrease in year-over-year fourth quarter Adjusted EBITDA was primarily the result of a decrease in gross margin reflecting the highly promotional environment during the quarter that we referenced in our previous announcement as well as an increase in selling, general and administrative expenses due to increased marketing spend.

“We recognize the challenges that the current macroeconomic environment presents, especially while we are engaged in turning around a complex operation in a highly leveraged situation,” said Robert DiNicola, Chairman and Chief Executive Officer.  “Consequently, we are taking what we consider to be prudent steps to ensure that we realize the benefits of all of our efforts over the past two years to rebuild this business.”

In light of the current external market environment in the U.S., and the economic headwinds against the Company’s efforts to improve its comparable store sales growth, management has undertaken a series of cost reduction initiatives designed to bring its cost structure in line with its sales productivity.  These initiatives include areas of opportunity to reduce costs such as store staffing costs, corporate overhead expense and other non-selling or non-essential expenses without impacting store and guest service levels, as well as fine-tuning our marketing expenditures and reducing inventory purchases commensurate with the level of ongoing sales.  The Company will also continue to perform strategic reviews of its store base to capitalize on opportunities to reduce its occupancy costs and potentially close or sublease select store locations.

The Company generated a net loss for the fourth quarter of 2007 of $(62.0) million compared with a net loss of $(22.5) million in the fourth quarter of 2006.  The net loss in the fourth quarter of 2006 is after $(31.1) million in impairment charges.

The Company ended the quarter with an asset-based revolver balance of $205.9 million, cash on hand of $16.1 million and excess availability under its revolving credit facility of $302.9 million.  For the fourth quarter, the Company generated cash from operating activities of $137.9 million.  Generation of cash in the fourth quarter primarily reflects the customary sell-through of inventories during the holiday selling season.  For the fourth quarter of 2007, the Company had capital expenditures of $5.8 million compared with $17.5 million during the prior year period.

During the fourth quarter of 2007, the Company opened four stores and closed zero stores as compared with opening ten stores and closing zero stores during the fourth quarter of 2006.  Store square footage increased 2.6% to 19.4 million at December 29, 2007 compared with 18.9 million at December 30, 2006.

Net sales for the fifty-two weeks ended December 29, 2007 decreased (0.9)% to $2,794.8 million, as compared with net sales of $2,819.3 million for the same period last year.  Comparable store sales for the fifty-two week period ended December 29, 2007 decreased (3.4)%.

Adjusted EBITDA for fiscal 2007 was negative $(26.2) million compared with positive $61.6 million for the prior year.  The decline in Adjusted EBITDA was primarily a result of higher selling, general, and administrative expense due to increased occupancy costs associated with a larger store base and higher year-over-year marketing spend.  To a lesser degree, the promotional environment throughout the year contributed to a lower gross margin. Net loss for the fifty-two week period ended December 29, 2007 was $(242.1) million as compared with a net loss of $(154.4) million for the same period last year.  The net loss for the fifty-two weeks ended December 29, 2007 is after non-cash impairment charges of $(16.9) million.  The net loss for fiscal 2006 is after non-cash impairment charges of $(31.1) million.

Conference Call Details

The Company will host a conference call to report the fourth quarter and full year 2007 financial results on March 20, 2008 at 12:00 pm ET.  To listen to this call, dial: 1-888-694-4702, conference ID 36906973.  Following the completion of the call, a replay will be available through April 10, 2008 by dialing 1-877-519-4471, passcode 36906973.  A webcast of the call will be available on www.lnt.com through April 10, 2008.

                    Linens ‘n Things, with 2007 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories.  As of December 29, 2007, Linens ‘n Things operated 589 stores in 47 states and seven provinces across the United States and Canada.  More information about Linens ‘n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements.  The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions; changes in the retailing environment and consumer spending habits; inclement weather and natural disasters; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses.  This list of factors is not intended to be exhaustive.

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Thirteen Weeks Ended December 29, 2007	Thirteen Weeks Ended December 30, 2006
	Successor Entity	Successor Entity
Net sales	$962,854	$956,782
Cost of sales, including buying and distribution costs	637,487	606,004

Gross profit	325,367	350,778

Selling, general and administrative expenses	348,282	332,567
Impairment of property and equipment	—	27,992
Impairment of identifiable intangible asset	100	3,119

Operating loss	(23,015)	(12,900)

Interest income	(48)	(53)
Interest expense	26,958	24,391
Writeoff of deferred financing costs	6,986	—

Interest expense, net	33,896	24,338

Other (income) expense, net	(2,414)	1,751

Loss before provision (benefit) for income taxes	(54,497)	(38,989)
Provision (benefit) for income taxes	7,505	(16,530)

Net loss	$(62,002)	$(22,459)

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Fiscal Year Ended December 29, 2007	February 14, 2006 to December 30, 2006	January 1, 2006 to February 13, 2006
	Successor Entity	Successor Entity	Predecessor Entity
Net sales	$2,794,776	$2,534,365	$284,971
Cost of sales, including buying and distribution costs	1,747,904	1,557,011	180,675

Gross profit	1,046,872	977,354	104,296

Selling, general and administrative expenses	1,221,324	1,040,680	175,424
Impairment of property and equipment	16,779	27,992	—
Impairment of identifiable intangible asset	100	3,119	—

Operating loss	(191,331)	(94,437)	(71,128)
Interest income	(386)	(190)	(668)
Interest expense	101,042	79,795	—
Writeoff of deferred financing costs	6,986	—	—

Interest expense (income), net	107,642	79,605	(668)

Other income, net	(6,251)	(657)	(1,286)

Loss before benefit for income taxes	(292,722)	(173,385)	(69,174)
Benefit for income taxes	(50,631)	(66,852)	(21,270)

Net loss	$(242,091)	$(106,533)	$(47,904)

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 29, 2007	December 30, 2006

Assets
Current assets:
Cash and cash equivalents	$16,071	$12,526
Accounts receivable	34,189	37,063
Inventories	795,371	793,002
Prepaid expenses and other current assets	14,869	15,308
Current deferred income taxes	469	16,815

Total current assets	860,969	874,714
Property and equipment, net	425,536	530,829
Identifiable intangible assets, net	142,754	150,044
Goodwill	272,420	267,830
Deferred financing costs and other noncurrent assets, net	38,708	34,517

Total assets	$1,740,387	$1,857,934

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$179,026	$204,760
Accrued expenses and other current liabilities	267,553	241,911

Total current liabilities	446,579	446,671
Senior secured notes and other long-term debt	650,000	652,076
Asset-based credit facility	205,859	37,800
Noncurrent deferred income taxes	52,224	125,977
Other long-term liabilities	62,941	50,667

Total liabilities	1,417,603	1,313,191

Total shareholders’ equity	322,784	544,743

Total liabilities and shareholders’ equity	$1,740,387	$1,857,934

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Fiscal Year Ended December 29, 2007	February 14, 2006 to December 30, 2006	January 1, 2006 to February 13, 2006
	Successor Entity	Successor Entity	Predecessor Entity
Cash inflows (outflows) from operating activities:
Net loss	$(242,091)	$(106,533)	$(47,904)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	130,301	114,509	12,642
Deferred income taxes	(66,518)	(73,641)	(6,725)
Stock-based compensation	3,189	4,263	12,484
Writeoff of deferred financing costs	6,986	—	—
Amortization of deferred financing charges	7,441	3,930	43
Loss on sales and disposals of property and equipment	539	671	—
Impairment of property and equipment	16,779	27,992	—
Impairment of identifiable intangible asset	100	3,119	—
(Increase) decrease in assets, net of effect of acquisition:
Accounts receivable	3,539	8,727	(2,240)
Inventories	7,615	26,133	(31,886)
Prepaid expenses and other current assets	5,490	13,482	(12,153)
Identifiable intangible assets and other noncurrent assets	20	124	9,580
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	(31,035)	(26,921)	12,010
Accrued expenses and other liabilities	34,291	6,347	(7,807)

Net cash (used in) provided by operating activities	(123,354)	2,202	(61,956)

Cash inflows (outflows) from investing activities:
Acquisition of the Predecessor Entity, net of cash acquired	—	(1,205,502)	—
Additions to property and equipment	(37,022)	(66,280)	(10,956)
Proceeds from sales of property and equipment	5,400	3,100	—
Proceeds from return of building purchase option deposit	—	1,817	—

Net cash used in investing activities	(31,622)	(1,266,865)	(10,956)

Cash inflows (outflows) from financing activities:
Issuance of common stock to Linens Investors LLC and others	—	650,650	—
Issuance of floating rate notes	—	650,000	—
Financing and direct acquisition costs	(8,170)	(60,447)	—
Premium paid for derivative financial instrument	—	(700)	—
Issuance of common stock under stock incentive plans	—	—	—
Federal tax benefit from common stock issued under stock incentive plans	—	—	4,298
Change in borrowings under revolving credit facilities:
Proceeds from borrowings	1,422,558	965,328	—
Repayments	(1,254,499)	(927,528)	—
Decrease in treasury stock	—	—	674
Payments on mortgage note	(2,076)	(54)	(10)

Net cash provided by financing activities	157,813	1,277,249	4,962

Effect of exchange rate changes on cash and cash equivalents	708	(60)	125

Net increase (decrease) in cash and cash equivalents	3,545	12,526	(67,825)
Cash and cash equivalents at beginning of period	12,526	—	158,158

Cash and cash equivalents at end of period	$16,071	$12,526	$90,333

Net loss reconciliation to EBITDA and Adjusted EBITDA

LNT defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA adjusted to exclude the additional items described in the following table.

The Company presents EBITDA and Adjusted EBITDA because it considers them as useful analytical tools for measuring its ability to service its debt and generate cash for other purposes.  EBITDA and Adjusted EBITDA are not measurements of the Company’s financial performance under Generally Accepted Accounting Principles (“GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is presented as additional information because management uses Adjusted EBITDA to evaluate the operating performance of the Company. Management also believes that Adjusted EBITDA is a meaningful measurement that is commonly used by investors, security analysts and others to measure the Company’s operating performance.  EBITDA and Adjusted EBITDA may differ from other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

For the thirteen and fifty-two weeks ended December 29, 2007 and December 30, 2006, the following table presents EBITDA reconciled to the Company’s net loss for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

(In thousands)

(Unaudited)

	Thirteen Weeks Ended December 29, 2007	Thirteen Weeks Ended December 30, 2006	Fifty-Two Weeks Ended December 29, 2007	Fifty-Two Weeks Ended December 30, 2006

Net loss	$(62,002)	$(22,459)	$(242,091)	$(154,437)
Provision (benefit) for income taxes	7,505	(16,530)	(50,631)	(88,122)
Interest expense, net	33,896	24,338	107,642	78,937
Depreciation and amortization	33,027	34,294	130,301	127,151

EBITDA	12,426	19,643	(54,779)	(36,471)

Non-cash rent expense (a)	1,993	2,625	9,227	11,273
Non-cash lease transactions (b)	(619)	(617)	(2,470)	(2,112)
Non-cash landlord allowance amortization (c)	(363)	(259)	(1,357)	(3,834)
Cash landlord allowances received (d)	1,023	2,232	3,034	7,281

EBITDA after rent-related adjustments	14,460	23,624	(46,345)	(23,863)

Non-cash impairment of property and equipment (e)	—	27,992	16,779	27,992
Non-cash impairment of identifiable intangible asset (f)	—	3,119	100	3,119
Transaction expenses (g)	—	550	—	33,554
Non-cash write-off of property and equipment (h)	—	255	21	671
Non-cash stock-based compensation (i)	—	—	—	3,180
Accelerated payment of stock option (j)	—	—	—	9,305
Stock-based compensation expense (k)	859	900	3,189	4,263
Executive severance (l)	—	1,661	21	3,353
Adjusted EBITDA	$15,319	$58,101	$(26,235)	$61,574

(a)           Represents the straight-line effect of scheduled rent increases over the expected lease term.

(b)                                 Represents non-cash unfavorable lease amortization for leases valued below market as a result of the acquisition of the Company by the Sponsors.

(c)                                  Non-cash landlord allowance amortization represents the amortization of cash allowances received from landlords at inception of leases.  Non-cash landlord allowance amortization has the effect of reducing rent expense.

(d)           Represents cash allowances received from landlords at inception of leases.

(e)           Represents the non-cash accelerated write-down of the book value of certain underperforming property and equipment.

(f)            Represents the non-cash accelerated write-down of a certain identifiable intangible asset.

(g)           Transaction costs represent legal and other merger related expenses.

(h)           Represents the non-cash disposal of fixed assets for locations that have closed.

(i)            Represents non-cash compensation expense related to predecessor period restricted stock grants.

(j)                                     Represents acceleration of compensation expense related to stock option grants as a result of the acquisition of the Company by the Sponsors.

(k)           Represents stock-based compensation expense related to stock option grants under SFAS 123R, “Share-Based Payment”.

(l)                                     Charges related to severance for a former executive coupled with individuals effected under the Company’s cost containment initiative.